EXHIBIT 99

PRESS RELEASE DATED JANUARY 24, 2018

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2017 RESULTS

NOTABLE ITEMS INCLUDE:

•	FOURTH QUARTER 2017:

◦	NET LOSS OF $1.7 MILLION, OR $0.04 PER SHARE

◦	INCLUDES $10.5 MILLION, OR $0.23 PER SHARE, TAX EXPENSE RELATED TO THE RECENTLY ENACTED FEDERAL TAX REFORM

◦	COMPARES TO NET INCOME OF $8.1 MILLION, OR $0.17 PER DILUTED SHARE, FOR THE THIRD QUARTER OF 2017, AND $8.2 MILLION, OR $0.18, PER DILUTED SHARE, FOR THE FOURTH QUARTER OF 2016

◦	NET INTEREST MARGIN REMAINS STABLE, DECREASING ONE BASIS POINT TO 2.96% FOR THE FOURTH QUARTER 2017, AS COMPARED TO 2.97% FOR BOTH THE THIRD QUARTER OF 2017 AND FOURTH QUARTER OF 2016

◦	EFFICIENCY RATIO DECREASES TO 53.9% FOR THE FOURTH QUARTER OF 2017, AS COMPARED TO 56.2% FOR THE THIRD QUARTER OF 2017, AND 56.5% FOR THE FOURTH QUARTER OF 2016

◦	ORIGINATED LOANS HELD-FOR-INVESTMENT, NET, INCREASED 2.7% IN THE FOURTH QUARTER OF 2017

◦	DEPOSITS, EXCLUDING BROKERED, INCREASED 3.5% IN THE FOURTH QUARTER OF 2017

•	FULL YEAR 2017:

◦	NET INCOME FOR THE FULL YEAR 2017 WAS $24.8 MILLION, OR $0.53 PER DILUTED SHARE, COMPARED TO $26.1 MILLION, OR $0.57 PER DILUTED SHARE IN 2016, AND INCLUDED:
•THE AFOREMENTIONED TAX CHARGE OF $10.5 MILLION, OR $0.23 PER DILUTED SHARE, IN 2017
•$3.8 MILLION, OR $0.08 PER DILUTED SHARE, IN TAX BENEFITS FROM THE ADOPTION OF ACCOUNTING STANDARDS UPDATE NO. 2016-09 RELATED TO STOCK COMPENSATION, AND INCOME FROM BANK OWNED LIFE INSURANCE PROCEEDS IN EXCESS OF THE CASH SURRENDER VALUE OF THE POLICIES IN 2017
•MERGER-RELATED EXPENSES OF $2.4 MILLION, NET OF TAX, OR $0.05 PER DILUTED SHARE IN 2016, RELATED TO THE ACQUISITION OF HOPEWELL VALLEY COMMUNITY BANK (“HOPEWELL VALLEY”)

◦	NET INTEREST MARGIN INCREASED ONE BASIS POINT TO 2.99% AS COMPARED TO 2.98% IN 2016

◦	EFFICIENCY RATIO DECREASED TO 55.9% FOR 2017 AS COMPARED TO 64.3% IN 2016

◦	ORIGINATED LOANS HELD-FOR-INVESTMENT, NET, INCREASED 13.1%

◦	DEPOSITS, EXCLUDING BROKERED, INCREASED 2.7%

◦	CAPITAL REMAINS STRONG AT 16.0%

◦	CASH DIVIDEND OF $0.10 PER SHARE OF COMMON STOCK DECLARED PAYABLE FEBRUARY 21, 2018, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 7, 2018

WOODBRIDGE, NEW JERSEY, JANUARY 24, 2018....NORTHFIELD BANCORP, INC. (the “Company”) (NASDAQ:NFBK), the holding company for Northfield Bank, reported a loss per common share of $0.04 for the quarter ended December 31, 2017 and diluted earnings per common share of $0.53 for the year ended December 31, 2017, compared to diluted earnings per common share of $0.18 and $0.57 for the quarter and year ended December 31, 2016, respectively. Earnings for the quarter and year ended December 31, 2017, include an estimated tax charge of $10.5 million, or $0.23 per diluted share, related to the recently enacted federal tax reform (the “Tax Reform Act”). Beginning in 2018, the Tax Reform Act, among other things, reduces the federal corporate income tax rate from 35% to 21%. As a result of the lower corporate tax rate, during the fourth quarter of 2017, the Company recorded an adjustment of $10.5 million to reduce its net deferred tax assets, with a corresponding charge to income tax expense. In addition, earnings for the year ended December 31, 2017, were also affected by the adoption of Accounting Standards Update No. 2016-09, Compensation - Stock Compensation (Topic 718) (“ASU 2016-09”), which resulted in a $2.3 million, or $0.05 per diluted share, reduction in income tax expense, and a $1.5 million, or $0.03 per diluted share, benefit of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies, recorded in the first quarter of 2017. Earnings for the year ended December 31, 2016, included merger-related expenses associated with the acquisition of Hopewell Valley of approximately $2.4 million, net of tax, or $0.05 per diluted share.
Commenting on the fourth quarter and annual results, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “We remain focused on the fundamentals of disciplined loan and deposit generation, asset quality, and managing our net interest margin and efficiency ratio. Pre-tax income increased 10% for the quarter as compared to the third quarter of 2017, and 12% as compared to the fourth quarter of 2016. Originated loans grew 2.7% for the quarter and 13.1% for the year, and deposits, excluding broker deposits, increased 3.5% for the quarter, and 2.7% for the year. Although we continue to experience pricing pressure on both sides of the balance sheet, our net interest margin remained stable for the quarter with a one basis point decrease to 2.96%, compared to the prior quarter and prior year quarter. Expense management is critical to our operating model and our efficiency ratio continued to improve to 53.9% for the fourth quarter as compared to 56.2% for the prior quarter, and 56.5% for the prior year fourth quarter.”

Mr. Klein continued, “The fourth quarter results included a non-cash charge of approximately $10.5 million as a result of federal income tax reform enacted in December of 2017. Our capital remains strong, and we believe we are well positioned to execute on our strategic plan, and the benefits from the lower Federal income tax rates will allow us to further invest in our communities, our customers and our employees to continue to build shareholder value.” Mr. Klein further noted, “I’m pleased to announce that The Board of Directors has declared a cash dividend of $0.10 per common share payable on February 21, 2018, to stockholders of record on February 7, 2018.”

Results of Operations
Comparison of Operating Results for the Year Ended December 31, 2017 and 2016
Net income was $24.8 million and $26.1 million for the years ended December 31, 2017 and 2016, respectively. Significant variances from the prior year are as follows: a $5.6 million increase in net interest income, a $776,000 increase in the provision for loan losses, a $1.6 million increase in non-interest income, a $5.6 million decrease in non-interest expense, and a $13.3 million increase in income tax expense. Net income for the year ended December 31, 2017 includes an estimated tax charge of approximately $10.5 million related to the enactment of the Tax Reform Act in the fourth quarter of 2017. Beginning in 2018, the Tax Reform Act, among other things, reduces the federal corporate income tax rate from 35% to 21%, which resulted in a reduction in our net deferred tax assets and a corresponding charge to income tax expense of approximately $10.5 million.

Net interest income for the year ended December 31, 2017, increased $5.6 million, or 5.4%, to $108.9 million, from $103.3 million for the year ended December 31, 2016, primarily due to a $182.5 million, or 5.3%, increase in our average interest-earning assets, and a one basis point increase in our net interest margin to 2.99%. The increase in average interest-earning assets was primarily attributable to increases in average loans outstanding of $271.1 million and other securities of $11.9 million, partially offset by decreases in average mortgage-backed securities of $91.2 million and interest-earning deposits in financial institutions of $10.0 million. The increase in average loans was primarily due to originated loan growth. Net interest income for the year ended December 31, 2017, included loan prepayment income of $1.4 million, compared to $1.9 million for the year ended December 31, 2016. Yields earned on interest-earning assets increased three basis points to 3.64% for the year ended December 31, 2017, from 3.61% for the year ended December 31, 2016, driven by higher yields on securities, Federal Home Loan Bank of New York stock and interest-earning deposits in financial institutions, partially offset by lower yields on loans. The cost of interest-bearing liabilities increased five basis points to 0.85% for the year ended December 31, 2017, as compared to 0.80% for the prior year, primarily due to higher rates on certificates of deposit and borrowed funds.

The provision for loan losses increased $776,000 to $1.4 million for the year ended December 31, 2017, from $635,000 for the year ended December 31, 2016, primarily due to growth in the loan portfolio, partially offset by declines in non-performing loans, and net recoveries during the year ended December 31, 2017. Net recoveries were $154,000 for the year ended December 31, 2017, compared to net charge-offs of $810,000 for the year ended December 31, 2016.

Non-interest income increased $1.6 million, or 15.6%, to $11.6 million for the year ended December 31, 2017, from $10.1 million for the year ended December 31, 2016, primarily due to an increase of $1.5 million in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, and an increase of $470,000 in gains on securities transactions, net. Partially offsetting these increases was a decrease in fees and service charges for customer services of $232,000. Securities gains, net, in 2017, included gains of $1.1 million related to the Company’s trading portfolio, compared to gains of $507,000 in the comparative prior year. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense decreased $5.6 million, or 7.6%, to $67.4 million for the year ended December 31, 2017, from $72.9 million for the year ended December 31, 2016. The decrease was primarily due to a $4.0 million reduction in merger-related expenses which were associated with the Hopewell Valley acquisition reflected in 2016. Compensation and employee benefits expense decreased $1.5 million, due primarily to a reduction in severance, retention, and change-in-control compensation associated with the Hopewell Valley acquisition in the prior year, partially offset by annual merit-related salary increases and an increase in expenses related to the Company’s deferred compensation plan, which is described above, and which has no effect on net income. Data processing fees decreased $1.5 million, primarily due to non-recurring conversion costs and contract termination costs associated with the Hopewell Valley acquisition incurred in the prior year. Professional fees decreased $687,000 primarily due to non-recurring merger-related professional fees associated with the Hopewell Valley acquisition incurred in the prior year. FDIC insurance expense decreased by $430,000 due to a reduction in the FDIC's assessment rates for depository institutions with less than $10.0 billion in assets, which became effective in the quarter ended September 30, 2016. Other expense decreased by $1.0 million, primarily due to lower directors' equity award expense, related to the retirement of three directors.

The Company recorded income tax expense of $27.0 million for the year ended December 31, 2017, compared to $13.7 million for the year ended December 31, 2016. The effective tax rate for the year ended December 31, 2017, was 52.1%, compared to 34.3% for the year ended December 31, 2016. The effective tax rate for the year ended December 31, 2017 was affected by (i) an estimated tax charge of $10.5 million related to the Tax Reform Act as noted above; (ii) the adoption of ASU 2016-09 in the first quarter of 2017, which resulted in a $2.3 million reduction in income tax expense related to the exercise or vesting of equity awards, which were previously recorded through equity as an adjustment to additional paid in capital; and (iii) $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies. The effective tax rate for the year ended December 31, 2016, was affected by $211,000 of non-deductible merger related expenses.

Comparison of Operating Results for the Three Months Ended December 31, 2017 and 2016

The Company recorded a net loss of $1.7 million for the quarter ended December 31, 2017 as compared to net income of $8.2 million for the quarter ended December 31, 2016. Significant variances from the comparable prior quarter are as follows: a $1.3 million increase in net interest income, a $240,000 decrease in the provision for loan losses, a $200,000 decrease in non-interest income, a $188,000 decrease in non-interest expense, and an $11.4 million increase in income tax expense, which includes an estimated tax charge of $10.5 million related to the impact of the Tax Reform Act, discussed above.

Net interest income for the quarter ended December 31, 2017, increased $1.3 million, or 4.8%, primarily due to an increase in our average interest-earning assets of $168.5 million, or 4.7%, partially offset by a one basis point decrease in our net interest margin to 2.96%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $192.1 million and an increase in other securities of $21.9 million, partially offset by a decrease in average mortgage-backed securities of $43.0 million. The increase in average loans was primarily due to originated loan growth. The quarter ended December 31, 2017, included loan prepayment income of $558,000 as compared to $539,000 for the quarter ended December 31, 2016. Yields earned on interest-earning assets increased nine basis points to 3.67% for the quarter ended December 31, 2017, from 3.58% for the quarter ended December 31, 2016, driven by higher yields on all asset classes. The cost of interest-bearing liabilities increased 13 basis points to 0.91% for the current quarter as compared to 0.78% for the comparable prior year quarter, attributable to higher rates on deposits and borrowed funds.

The provision for loan losses decreased by $240,000 to $40,000 for the quarter ended December 31, 2017, from $280,000 for the quarter ended December 31, 2016, primarily due to an improvement in asset quality indicators, including declines in non-performing loans and net recoveries, partially offset by the increase in provision related to growth in the portfolio. Net recoveries were $21,000 for the quarter ended December 31, 2017, compared to net charge-offs of $25,000 for the quarter ended December 31, 2016.

Non-interest income decreased by $200,000 or 7.6%, to $2.4 million for the quarter ended December 31, 2017, from $2.6 million for the quarter ended December 31, 2016, primarily due to a decrease in fees and service charges for customers of $168,000.

Non-interest expense remained relatively stable at $16.4 million for the quarter ended December 31, 2017, as compared to $16.6 million for the comparable prior year quarter.

The Company recorded income tax expense of $15.7 million for the quarter ended December 31, 2017, compared to $4.3 million for the quarter ended December 31, 2016. The effective tax rate for the quarter ended December 31, 2017, was 112.3%, as compared to 34.3% for the quarter ended December 31, 2016. As noted above, income tax expense for the quarter ended December 31, 2017, includes an estimated tax charge of $10.5 million related to the Tax Reform Act.

Comparison of Operating Results for the Three Months Ended December 31, 2017, and September 30, 2017

The Company recorded a net loss of $1.7 million for the quarter ended December 31, 2017, compared to net income of $8.1 million for the quarter ended September 30, 2017. Significant variances from the prior quarter are as follows: a $603,000 increase in net interest income, a $448,000 decrease in the provision for loan losses, a $172,000 decrease in non-interest income, a $440,000 decrease in non-interest expense, and an $11.2 million increase in income tax expense which includes an estimated tax charge of $10.5 million related to the impact of the Tax Reform Act, discussed above.

Net interest income for the quarter ended December 31, 2017, increased $603,000, or 2.2%, due to an $87.2 million, or 2.4%, increase in average interest-earning assets, partially offset by a one basis point decrease in the net interest margin to 2.96%. The increase in average interest-earning assets was primarily attributable to increases in average loans outstanding of $61.1 million, and average mortgage-backed securities of $29.4 million. The quarter ended December 31, 2017, included loan prepayment income of $558,000 as compared to $366,000 for the quarter ended September 30, 2017. Yields earned on interest-earning assets increased three basis points to 3.67% for the quarter ended December 31, 2017, as compared to 3.64% for the quarter ended September 30, 2017, primarily driven by higher yields on loans. The cost of interest-bearing liabilities increased five basis points to 0.91% for the current quarter as compared to 0.86% for the quarter ended September 30, 2017, attributable to higher rates on deposits and borrowed funds.

The provision for loan losses decreased by $448,000 to $40,000 for the quarter ended December 31, 2017, from $488,000 for the quarter ended September 30, 2017, primarily due to an improvement in asset quality indicators. Net recoveries were $21,000 for the quarter ended December 31, 2017, compared to net recoveries of $6,000 for the quarter ended September 30, 2017.

Non-interest income decreased by $172,000 or 6.6%, to $2.4 million for the quarter ended December 31, 2017, from $2.6 million for the quarter ended September 30, 2017, primarily due to decreases in fees and service charges for customers of $99,000 and gains on securities transactions, net, of $55,000.

Non-interest expense decreased $440,000, or 2.6%, to $16.4 million for the quarter ended December 31, 2017, from $16.8 million for the quarter ended September 30, 2017, primarily due to a decrease of $695,000 in compensation and employee benefits, partially offset by an increase in professional fees of $171,000.

The Company recorded income tax expense of $15.7 million for the quarter ended December 31, 2017, compared to $4.5 million for the quarter ended September 30, 2017.  The effective tax rate for the quarter ended December 31, 2017, was 112.3%, as compared to 35.8% for the quarter ended September 30, 2017. Income tax expense for the quarter ended December 31, 2017, includes an estimated tax charge of $10.5 million related to the Tax Reform Act discussed above.
Financial Condition
Total assets increased $141.3 million, or 3.7%, to $3.99 billion at December 31, 2017, from $3.85 billion at December 31, 2016. The increase was primarily attributable to an increase in loans held-for-investment, net, of $172.7 million, and an increase in our securities portfolio of $17.7 million, partially offset by decreases in cash and cash equivalents of $38.2 million and other assets of $11.7 million.

As of December 31, 2017, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 412.2%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include, monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $172.7 million to $3.14 billion at December 31, 2017, as compared to $2.97 billion at December 31, 2016. Originated loans held-for-investment, net, totaled $2.43 billion at December 31, 2017, as compared to $2.14 billion at December 31, 2016. The increase was primarily due to an increase in multifamily real estate loans of $229.4 million, or 15.2%, to $1.74 billion at December 31, 2017, from $1.51 billion at December 31, 2016, and to a lesser extent, increases of $32.6 million, or 7.9%, in commercial real estate loans, and $20.5 million, or 145.6%, in construction and land loans. The following tables detail our multifamily real estate originations for the years ended December 31, 2017 and 2016 (dollars in thousands):

Year Ended December 31, 2017
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$352,031	3.64%	61%	80	V	15-30 Years
750	5.07%	48%	1	V	25 Years
16,640	3.95%	44%	180	F	15 Years
$369,421	3.65%	60%

Year Ended December 31, 2016
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$312,716	3.41%	62%	80	V	30 Years
11,821	3.76%	40%	140	F	7- 20 Years
$324,537	3.42%	62%

Acquired loans decreased by $100.4 million to $692.8 million at December 31, 2017, from $793.2 million at December 31, 2016, primarily due to paydowns, partially offset by purchases of one-to-four family residential mortgage and multifamily real estate loan pools totaling $63.6 million during the year ended December 31, 2017. The geographic locations of the properties collateralizing the loans are as follows: 55.3% in New York, 15.9% in New Jersey, 9.2% in California, and 19.6% in other states.
The following table provides the details of the loans purchased during the year ended December 31, 2017 (dollars in thousands):

Year Ended December 31, 2017
Purchase Amount	Loan Type	Weighted Average Interest Rate(1)	Weighted Average Loan-to-Value Ratio(2)	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans(2)	(F)ixed or (V)ariable	Original Amortization Term
$29,286	Residential	2.89%	57%	1	V	30 Years
4,812	Residential	3.46%	62%	286	F	15-30 Years
18,774	Multifamily	3.35%	55%	53	V	30 Years
3,399	Multifamily	3.40%	58%	46	F	30 Years
7,280	Multifamily	3.35%	51%	58	V	30 Years
$63,551		3.15%	56%
(1) Net of servicing fee.
(2) At time of purchase.
Purchased credit-impaired (PCI) loans totaled $22.7 million at December 31, 2017, as compared to $30.5 million at December 31, 2016. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $1.4 million and $5.5 million attributable to PCI loans for the three months and year ended December 31, 2017, respectively, as compared to $1.2 million and $5.2 million for the three months and year-ended December 31, 2016, respectively.
The Company’s available-for-sale securities portfolio totaled $515.1 million at December 31, 2017, compared to $498.9 million at December 31, 2016. At December 31, 2017, $445.2 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $68.1 million in corporate bonds, all of which were considered investment grade at December 31, 2017, and other securities of $1.8 million (including $323,000 of equity investments in money market mutual funds).

Total liabilities increased $123.6 million, or 3.8%, to $3.35 billion at December 31, 2017, from $3.23 billion at December 31, 2016.  The increase was primarily attributable to increases in deposits of $123.4 million and other borrowings of $4.3 million, partially offset by a decrease in securities sold under agreements to repurchase of $6.0 million.

Deposits increased $123.4 million, or 4.5%, to $2.84 billion at December 31, 2017, from $2.71 billion at December 31, 2016. The increase was attributable to increases of $202.9 million in certificate of deposit accounts, and $14.5 million in transaction accounts, partially offset by decreases of $76.1 million in savings accounts and $17.8 million in money market accounts.

Borrowings and securities sold under agreements to repurchase decreased by $1.7 million, or 0.4%, to $471.5 million at December 31, 2017, from $473.2 million at December 31, 2016.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at December 31, 2017 (dollars in thousands):

Year	Amount	Weighted Average Rate
2018	$162,715	1.64%
2019	123,502	1.48%
2020	90,000	1.65%
2021	70,000	1.80%
2022	20,000	1.97%
	$466,217	1.64%

Total stockholders’ equity increased by $17.7 million to $638.9 million at December 31, 2017, from $621.2 million at December 31, 2016. This increase was primarily attributable to net income of $24.8 million for year ended December 31, 2017, and an $8.8 million increase related to equity award activity, partially offset by dividend payments of $15.6 million.

Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2017, and December 31, 2016 (dollars in thousands):

	December 31, 2017	December 31, 2016
Non-accrual loans:
Real estate loans:
Commercial	$4,087	$5,513
One-to-four family residential	774	1,629
Multifamily	417	43
Home equity and lines of credit	156	127
Commercial and industrial	74	9
Total non-accrual loans:	5,508	7,321
Loans delinquent 90 days or more and still accruing:
Real estate loans:
One-to-four family residential	27	52
Home equity and lines of credit	—	8
Other loans	1	—
Total loans delinquent 90 days or more and still accruing	28	60
Total non-performing loans	5,536	7,381
Other real estate owned	850	850
Total non-performing assets	$6,386	$8,231
Non-performing loans to total loans held-for-investment, net	0.18%	0.25%
Non-performing assets to total assets	0.16%	0.21%
Loans subject to restructuring agreements and still accruing	$18,003	$20,628
Accruing loans 30-89 days delinquent	$12,044	$10,100

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $12.0 million and $10.1 million at December 31, 2017, and December 31, 2016, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2017, and December 31, 2016 (dollars in thousands):

	December 31, 2017	December 31, 2016
Real estate loans:
Commercial	$4,347	$4,578
One-to-four family residential	4,162	3,621
Construction and land	6	—
Multifamily	3,298	1,440
Home equity and lines of credit	—	263
Commercial and industrial loans	202	148
Other loans	29	50
Total delinquent accruing loans	$12,044	$10,100

PCI Loans (Held-for-Investment)

At December 31, 2017, based on contractual principal, 10.8% of PCI loans were past due 30 to 89 days, and 17.1% were past due 90 days or more, as compared to 6.6% and 19.3%, respectively, at December 31, 2016.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "adjust" "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

	At or For the Three Months Ended			At or For the Year Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net (loss) income to average total assets) (8) (9) (11)	(0.17)%	0.85%	0.82%	0.63%	0.70%
Return on equity (ratio of net (loss) income to average equity) (8) (9) (11)	(1.05)	5.24	5.01	3.88	4.26
Average equity to average total assets	16.22	16.14	16.42	16.31	16.44
Interest rate spread	2.76	2.80	2.78	2.79	2.80
Net interest margin	2.96	2.97	2.97	2.99	2.98
Efficiency ratio(2) (9) (10)	53.91	56.52	56.16	55.90	64.34
Non-interest expense to average total assets(10)	1.63	1.71	1.70	1.72	1.95
Non-interest expense to average total interest-earning assets(10)	1.74	1.85	1.83	1.85	2.11
Average interest-earning assets to average interest-bearing liabilities	128.99	128.53	128.51	128.71	128.68
Asset Quality Ratios:
Non-performing assets to total assets	0.16	0.21	0.16	0.16	0.21
Non-performing loans(3) to total loans(4)	0.18	0.25	0.18	0.18	0.25
Allowance for loan losses to non-performing loans held-for-investment(5)	472.63	333.23	463.40	472.63	333.23
Allowance for loan losses to originated loans held-for-investment, net(6)	1.04	1.10	1.07	1.04	1.10
Allowance for loan losses to total loans held-for-investment, net(7)	0.83	0.83	0.83	0.83	0.83

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale (where applicable).

(5)	Excludes nonperforming loans held-for-sale (where applicable), carried at lower of aggregate cost or estimated fair value, less costs to sell.

(6)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (where applicable) and related reserve balances.

(7)	Includes PCI and acquired loans held-for-investment.
(8) The three months and year ended December 31, 2017, includes an estimated tax charge of $10.5 million as a result of the enactment in the fourth quarter of 2017 of the Tax Reform Act, primarily attributable to the revaluation of our net deferred tax assets at the lower federal corporate income tax rate of 21%. The year ended December 31, 2017, also includes a $2.3 million reduction in income tax expense from the adoption of ASU 2016-09 related to the exercise or vesting of equity awards which were previously recorded through equity as an adjustment to additional paid in capital.
(9) The year ended December 31, 2017, includes $1.5 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
(10) The year ended December 31, 2016, includes merger-related pre-tax charges of $4.0 million associated with the acquisition of Hopewell Valley.
(11) The year ended December 31, 2016, includes merger-related charges of $2.4 million, net of tax, associated with the acquisition of Hopewell Valley.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2017	September 30, 2017	December 31, 2016
ASSETS:
Cash and due from banks	$17,446	$15,007	$18,412
Interest-bearing deposits in other financial institutions	40,393	88,234	77,673
Total cash and cash equivalents	57,839	103,241	96,085
Trading securities	9,597	9,225	7,857
Securities available-for-sale, at estimated fair value	515,121	482,626	498,897
Securities held-to-maturity, at amortized cost	9,931	9,983	10,148
Loans held-for-sale	—	1,506	—
Originated loans held-for-investment, net	2,425,275	2,360,864	2,144,346
Loans acquired	692,803	745,063	793,240
Purchased credit-impaired (PCI) loans held-for-investment	22,741	25,960	30,498
Loans held-for-investment, net	3,140,819	3,131,887	2,968,084
Allowance for loan losses	(26,160)	(26,099)	(24,595)
Net loans held-for-investment	3,114,659	3,105,788	2,943,489
Accrued interest receivable	10,713	10,249	9,714
Bank owned life insurance	150,604	149,657	148,047
Federal Home Loan Bank of New York stock, at cost	25,046	29,771	25,123
Premises and equipment, net	25,746	25,504	26,910
Goodwill	38,411	38,411	38,411
Other real estate owned	850	850	850
Other assets	32,900	40,017	44,563
Total assets	$3,991,417	$4,006,828	$3,850,094

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$2,836,979	$2,735,402	$2,713,587
Securities sold under agreements to repurchase	2,000	4,000	8,000
Federal Home Loan Bank advances and other borrowings	469,549	579,690	465,206
Advance payments by borrowers for taxes and insurance	14,798	14,265	12,331
Accrued expenses and other liabilities	29,214	28,422	29,774
Total liabilities	3,352,540	3,361,779	3,228,898
Total stockholders’ equity (1)	638,877	645,049	621,196
Total liabilities and stockholders’ equity	$3,991,417	$4,006,828	$3,850,094

Total shares outstanding	48,803,885	48,880,772	48,526,658
Tangible book value per share (2)	$12.28	$12.38	$11.97

(1) Based on an estimated tax charge of $10.5 million recorded in the fourth quarter of 2017 as a result of the enactment of the Tax Reform Act, which was signed into law on December 22, 2017. The final impact of the Tax Reform Act may differ from these estimates, due to, among other things, changes in interpretations and assumptions made by the Company, additional guidance that may be issued by the U.S. Department of the Treasury, and actions that the Company may take.

(2)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.4 million, $1.5 million, and $1.7 million at December 31, 2017, September 30, 2017, and December 31, 2016, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Interest income:
Loans	$31,255	$28,984	$30,424	$120,340	$111,776
Mortgage-backed securities	2,383	2,510	2,175	9,174	10,832
Other securities	405	246	370	1,310	908
Federal Home Loan Bank of New York dividends	400	310	365	1,461	1,171
Deposits in other financial institutions	172	60	191	584	285
Total interest income	34,615	32,110	33,525	132,869	124,972
Interest expense:
Deposits	4,699	3,615	4,168	16,386	14,287
Borrowings	1,961	1,811	2,005	7,590	7,381
Total interest expense	6,660	5,426	6,173	23,976	21,668
Net interest income	27,955	26,684	27,352	108,893	103,304
Provision for loan losses	40	280	488	1,411	635
Net interest income after provision for loan losses	27,915	26,404	26,864	107,482	102,669
Non-interest income:
Fees and service charges for customer services	1,139	1,307	1,238	4,702	4,934
Income on bank owned life insurance	948	997	970	5,386	3,998
Gains on securities transactions, net	282	201	337	1,283	813
Other	74	138	70	271	327
Total non-interest income	2,443	2,643	2,615	11,642	10,072
Non-interest expense:
Compensation and employee benefits	8,898	8,889	9,593	38,237	39,780
Occupancy	2,810	2,814	2,807	11,270	11,411
Furniture and equipment	270	347	279	1,141	1,421
Data processing	1,149	1,135	1,155	4,585	6,054
Professional fees	740	840	569	2,774	3,461
FDIC insurance	269	276	279	1,064	1,494
Other	2,252	2,275	2,146	8,307	9,325
Total non-interest expense	16,388	16,576	16,828	67,378	72,946
Income before income tax expense	13,970	12,471	12,651	51,746	39,795
Income tax expense(1)	15,686	4,273	4,525	26,978	13,665
Net (loss) income	$(1,716)	$8,198	$8,126	$24,768	$26,130
Net (loss) income per common share:
Basic	$(0.04)	$0.18	$0.18	$0.55	$0.59
Diluted	$(0.04)	$0.18	$0.17	$0.53	$0.57
Basic average shares outstanding	45,528,498	44,647,550	45,492,713	45,325,445	44,374,389
Diluted average shares outstanding	45,528,498	46,203,185	46,741,222	46,875,730	45,717,887
(1) The quarter and year ended December 31, 2017, includes an estimated tax charge of $10.5 million recorded in the fourth quarter of 2017 as a result of the enactment of the Tax Reform Act, which was signed into law on December 22, 2017. The final impact of the Tax Reform Act may differ from these estimates, due to, among other things, changes in interpretations and assumptions made by the Company, additional guidance that may be issued by the U.S. Department of the Treasury, and actions that the Company may take.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,126,273	$31,255	3.97%	$3,065,206	$30,424	3.94%	$2,934,208	$28,984	3.93%
Mortgage-backed securities (3)	443,012	2,383	2.13	413,627	2,175	2.09	486,004	2,510	2.05
Other securities (3)	79,728	405	2.02	77,170	370	1.90	57,866	246	1.69
Federal Home Loan Bank of New York stock	25,256	400	6.28	26,422	365	5.48	26,138	310	4.72
Interest-earning deposits in financial institutions	66,958	172	1.02	71,606	191	1.06	68,510	60	0.35
Total interest-earning assets	3,741,227	34,615	3.67	3,654,031	33,525	3.64	3,572,726	32,110	3.58
Non-interest-earning assets	254,238			265,652			284,255
Total assets	$3,995,465			$3,919,683			$3,856,981

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,701,835	$2,091	0.49%	$1,686,677	$2,033	0.48%	$1,694,190	$1,985	0.47%
Certificates of deposit	716,958	2,608	1.44	653,512	2,135	1.30	586,171	1,630	1.11
Total interest-bearing deposits	2,418,793	4,699	0.77	2,340,189	4,168	0.71	2,280,361	3,615	0.63
Borrowed funds	481,665	1,961	1.62	503,240	2,005	1.58	499,254	1,811	1.44
Total interest-bearing liabilities	2,900,458	6,660	0.91	2,843,429	6,173	0.86	2,779,615	5,426	0.78
Non-interest bearing deposits	399,888			378,191			389,303
Accrued expenses and other liabilities	46,903			54,278			65,669
Total liabilities	3,347,249			3,275,898			3,234,587
Stockholders' equity	648,216			643,785			622,394
Total liabilities and stockholders' equity	$3,995,465			$3,919,683			$3,856,981

Net interest income		$27,955			$27,352			$26,684
Net interest rate spread (4)			2.76%			2.78%			2.80%
Net interest-earning assets (5)	$840,769			$810,602			$793,111
Net interest margin (6)			2.96%			2.97%			2.97%
Average interest-earning assets to interest-bearing liabilities			128.99%			128.51%			128.53%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Years Ended
	December 31, 2017			December 31, 2016
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)	$3,052,410	$120,340	3.94%	$2,781,336	$111,776	4.02%
Mortgage-backed securities (2)	434,166	9,174	2.11	525,355	10,832	2.06
Other securities (2)	69,163	1,310	1.89	57,240	908	1.59
Federal Home Loan Bank of New York stock	26,155	1,461	5.59	25,405	1,171	4.61
Interest-earning deposits in financial institutions	64,868	584	0.90	74,892	285	0.38
Total interest-earning assets	3,646,762	132,869	3.64	3,464,228	124,972	3.61
Non-interest-earning assets	270,161			268,154
Total assets	$3,916,923			$3,732,382

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,713,863	$8,233	0.48%	$1,619,250	$7,758	0.48%
Certificates of deposit	625,067	8,153	1.30	580,973	6,529	1.12
Total interest-bearing deposits	2,338,930	16,386	0.70	2,200,223	14,287	0.65
Borrowed funds	494,361	7,590	1.54	491,802	7,381	1.50
Total interest-bearing liabilities	2,833,291	23,976	0.85	2,692,025	21,668	0.80
Non-interest bearing deposits	385,891			372,946
Accrued expenses and other liabilities	59,034			53,808
Total liabilities	3,278,216			3,118,779
Stockholders' equity	638,707			613,603
Total liabilities and stockholders' equity	$3,916,923			$3,732,382

Net interest income		$108,893			$103,304
Net interest rate spread (3)			2.79%			2.81%
Net interest-earning assets (4)	$813,471			$772,203
Net interest margin (5)			2.99%			2.98%
Average interest-earning assets to interest-bearing liabilities			128.71%			128.68%

(1)	Includes non-accruing loans.

(2)	Securities available-for-sale are reported at amortized cost.

(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.